Exhibit 99.1

Trunkbow Receives Nasdaq Notification of Non-Compliance with Minimum Bid Price Rule

Company has 180 days to regain compliance

BEIJING, July 1, 2013 -- Trunkbow International Holdings Limited (NASDAQ: TBOW) ("Trunkbow" or the "Company"), a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Services ("MVAS") in the PRC, today announced that on June 28, 2013, it received a letter from the Nasdaq Stock Market stating that, based upon the closing bid price for the previous 30 consecutive business days, the Company no longer meets the requirement set forth in Nasdaq Rule 5550(a)(2), which requires listed securities to maintain a bid price of $1.00 per share (the “Minimum Bid Price Rule”) .

In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company has been provided with a period of 180 calendar days, or until December 26, 2013, to regain compliance with the Minimum Bid Price Rule. The Company may regain compliance with the Minimum Bid Price Rule if the bid price of its common shares closes at or above $1.00 per share for a minimum of ten consecutive business days at any time prior to December 26, 2013.

The Company intends to evaluate available options to resolve the deficiency and regain compliance with

About Trunkbow

Trunkbow International Holdings (TBOW) is a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Solutions ("MVAS") in PRC. Trunkbow's solutions enable the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services that create a superior mobile experience, and as a result generate higher average revenue per user and reduce subscriber churn. Since its inception in 2001, Trunkbow has established a proven track record of innovation, and has developed a significant market presence in both the Mobile Value Added and Mobile Payment solutions markets. Trunkbow supplies its mobile payment solutions to all three Chinese mobile telecom operators, as well as re-sellers, in several provinces of China. For more information, please visit www.trunkbow.com.

Safe Harbor Statement

This press release contains forward-looking statements that reflect the Company's current expectations and views of future events that involve known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such forward looking statements involve known and unknown risks and uncertainties, including but not limited to uncertainties relating to the Company's relationship with China's major telecom carriers and its resellers, competition from domestic and international companies, changes in technology, contributions from revenue sharing plans and general economic conditions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. You should understand that the Company's actual future results may be materially different from and worse than what the Company expects. Information regarding these risks, uncertainties and other factors is included in the Company's annual report on Form 10-K and other filings with the SEC.

Contact Information
In China:	In the U.S.
Trunkbow International Holdings Limited	The Piacente Group
Ms Alice Ye, Chief Financial Officer	Brandi Floberg/Lee Roth
Phone: +86 (10) 8571-2518 (Beijing)	Phone: + (1) 212-481-2050 (New York)
E-mail: ir@trunkbow.com	E-mail: trunkbow@tpg-ir.com